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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940 [ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Report
[X] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person*

   Oronsky                                 Arnold                         L.
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   (Last) (First) (Middle)

   c/o InterWest Partners; 2710 Sand Hill Road; Second Floor
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                                    (Street)

   Menlo Park                         CA                            94025
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   (City) (State) (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   BioTransplant, Inc. ("BTRN")
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   December/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [X]
   Director [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

   ------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by One Reporting Person [ ] Form filed by More Than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

==========================================================================================================================
                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             |             |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             |             | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | Transaction |       |(A)|      | of Year  | Indirect | ship
Title of Security                         | Date        | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Common Stock                                ---           ---            ---   ---  ---    619,091      I         (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                ---           ---            ---   ---  ---    577,680 (5)  I         (2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                ---           ---            ---   ---  ---    18,114 (5)   I         (3)
--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=========================================================================================================================
                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |       |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security             |Secur- |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
NQ Option (right to buy) $6.84  ---      ---     ---   ---  (4)      5/15/11  Common  15,000 ---      15,000   D
-------------------------------------------------------------------------------------------------------------------------
NQ Option (right to buy) $6.70  ---      ---     ---   ---  (4)      7/9/11   Common   6,000 ---       6,000   D
-------------------------------------------------------------------------------------------------------------------------
NQ Option (right to buy) $2.061 7/30/02  A       8,500 ---  (4)      7/30/12  Common   8,500 ---       8,500   D
=========================================================================================================================

Explanation of Responses:

(1) The shares are owned by InterWest Partners V, LP ("IW5"). The General Partner is InterWest Management Partners V, LP ("IMP5"). The reporting person is a General Partner of IMP5 and disclaims beneficial ownwership of such securities except to the extent of his pro rata partnership interest therein.

(2) The shares are owned by InterWest Partners VI, LP ("IW6"). The General Partner is InterWest Management Partners VI, LLC ("IMP6"). The reporting person is a Managing Director of IMP6 and disclaims beneficial ownwership of such securities except to the extent of his pro rata partnership interest therein.

(3) The shares are owned by InterWest Investors VI, LP ("II6"). The General Partner of II6 is IMP6. The reporting person is a Managing Director of IMP6 and disclaims beneficial ownwership of such securities except to the extent of his pro rata partnership interest therein.

(4) Options granted pursuant to the BioTransplant, Inc. 1997 Stock Incentive Plan, as amended. Stock vests annually over 4 years.

(5) Correction to number of shares owned due to fractional shares recalculated upon escrow release.



-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                   Page 3 of 3